Cyclacel Pharmaceuticals, Inc.
P R E S S     R E L E A S E
CYCLACEL APPOINTS NICHOLAS BACOPOULOS, PH.D. TO BOARD OF DIRECTORS
BERKELEY HEIGHTS, NJ – September 8, 2008 – Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP) announced today the appointment of Nicholas Bacopoulos, Ph.D., to its Board of Directors. Dr. Bacopoulos has more than 25 years of experience at leading biotechnology and pharmaceutical companies, serving in multiple executive positions and managing the discovery and development of novel anticancer agents.
“Nicholas Bacopoulos is a valuable addition to Cyclacel’s board of directors bringing extensive knowledge and understanding of the field of oncology,” said Spiro Rombotis, President and Chief Executive Officer of Cyclacel. “His experience with commercialization and product development makes him a strong resource as we advance our clinical pipeline, including our lead drug candidate sapacitabine, currently in Phase 2 trials for the treatment of elderly patients with acute myeloid leukemia.”
Dr. Bacopoulos’ previous leadership roles include CEO and President of Aton Pharma, where he led the development of Zolinza®, approved for the treatment of cutaneous T-cell lymphoma. Aton was subsequently acquired by Merck. He was previously President and Head of R&D at OSI Pharmaceuticals, where he was involved with the global development of Tarceva®, approved for the treatment of non-small cell lung cancer and pancreatic cancer.
Dr. Bacopoulos also worked for 17 years at Pfizer, where he held senior positions within Pfizer Central Research and Corporate Strategic Planning. He led the company’s Cancer and Neuroscience Research groups, which developed several marketed drugs, including Geodon® and Zoloft®, and produced a significant pipeline of oncology drug candidates, several of which are in clinical trials.
Dr. Bacopoulos is currently a consultant to biotech and pharmaceutical companies. He also serves on the Board of Directors of Mersana Therapeutics, Inc. and Medexis Biotech, S.A., both privately-held biotechnology companies. He received his B.A. degree from Cornell College and his Ph.D. from the University of Iowa. He completed additional coursework and obtained a postdoctoral fellowship at Yale University School of Medicine.
About Cyclacel Pharmaceuticals, Inc.
Cyclacel is a biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Three orally-available Cyclacel drugs are in clinical development. Sapacitabine (CYC682), a cell cycle modulating nucleoside analog, is in Phase 2 studies for the treatment of acute myeloid leukemia in the elderly and cutaneous T-cell lymphoma. Seliciclib (CYC202 or R-roscovitine), a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 for the treatment of lung cancer and nasopharyngeal cancer and in Phase 1 in combination with Tarceva®. CYC116, an Aurora kinase and VEGFR2 inhibitor, is in Phase 1 in patients with solid tumors. Several additional programs are at an earlier stage. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, NumoisynTM Liquid and NumoisynTM Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology, oncology and other therapeutic areas based on a portfolio of commercial products and a development pipeline of novel drug candidates.
Please visit www.cyclacel.com for additional information. Note: The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.; NumoisynTM and Xclair® are trademarks of Sinclair Pharma plc; Zolinza® is a registered trademark of Merck & Co.; Geodon and Zoloft® are registered trademarks of Pfizer Inc; Tarceva® is a trademark of OSI Pharmaceuticals, Inc.

Risk Factors
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2007, as supplemented by the interim quarterly reports, filed with the SEC.
Contacts for Cyclacel:

Cyclacel Pharmaceuticals, Inc.	WeissComm Partners	College Hill, Life Sciences
Corey Sohmer	Aline Schimmel	Sue Charles & Justine Lamond
(908) 517-7330	(312) 284-4706	+44 (20) 7866 7857
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